Exhibit 99.2

Kite Realty Group Trust Proposed Transaction with Inland Diversified Real Estate Trust February 2014

Kite Realty Group Trust (“Kite”) to merge with Inland Diversified Real Estate Trust (“Inland Diversified”) in a stock-for-stock transaction Total transaction value of ~$2.1 billion and ~$1.2 billion equity consideration 100% stock-for-stock transaction; each share of Inland Diversified will be converted into Kite common stock based on the following exchange ratio: 1.707x up to a Kite reference trading price (“Kite Reference Price”) of $6.36 (equates to an offer price per Inland Diversified share of $10.50 based on Kite’s closing price of $6.15 on Friday, February 7, 2014) Floating ratio between a Kite Reference Price of $6.36 and $6.58 (equates to an offer price per Inland Diversified share of $10.85) 1.650x if the Kite Reference Price is greater than $6.58 The Kite Reference Price is the volume-weighted average price for Kite for the ten consecutive trading days ending on the third day before Inland Diversified’s shareholder meeting Transaction Consideration Company will retain the name Kite Realty Group Trust Kite to continue to trade on the NYSE under the ticker “KRG” Kite management team to lead the combined company and will remain headquartered in Indianapolis Six Kite board members and three Inland Diversified board members Governance Transaction Overview Based on maximum and minimum exchange ratio of 1.707x to 1.650x, respectively: 40.6% to 41.4% Kite shareholders 59.4% to 58.6% Inland Diversified shareholders Pro Forma Ownership 1

Pre-closing Inland Diversified is under contract to sell its single-tenant net lease portfolio to Realty Income Corporation for $503 million, which is expected to close prior to the transaction Inland Diversified is required to complete a 1031 Exchange on certain single-tenant assets and redeploy $72 million of capital before closing of the transaction Post-closing, Kite plans to sell certain non-core assets and utilize the proceeds to further delever the company’s balance sheet Kite to dispose of three multifamily assets Kite to sell Inland Diversified’s securities portfolio, which is comprised of other publicly traded companies’ securities (primarily preferred securities and bonds) Sale of Inland Diversified Assets Kite and Inland Diversified shareholder votes Expected closing in late Q2 or Q3 2014 Shareholder Vote / Closing Transaction Overview (cont’d) 2

Strategic Rationale

The transaction presents a unique opportunity to acquire a high-quality portfolio and transform Kite into a premier shopping center REIT

High-Quality Portfolio with Attractive Pricing	• Attractive portfolio in terms of asset quality, tenant base and geography ▪ Desirable locations with higher annualized base rent ("ABR") and strong demographics (3-mile average household income of ~$71,000; 2013 population density of ~67,000) ▪ Stabilized portfolio (95.3% occupancy as of 12/31/2013) ▪ Diverse tenant base (top 10 tenants comprise 23.9% of total ABR) ▪ Approximately 10% of ABR generated from ground leases from high-quality tenants, including Wal-Mart and Sam's Club • ~6.6% 2014E cash cap rate and implied purchase price of approximately $195 PSF (1)
Increased Size, Scale & Diversity	• Significantly increases the size and scale of the business in core markets and provides entry into new attractive markets ▪ Number of properties increases from 74 to 131 ▪ Total portfolio size increases from 10.1 million owned square feet to 20.3 million owned square feet • Increased portfolio size provides leasing leverage with national tenants • Potential to improve operations and create value via redevelopment / development • Inland Diversified's portfolio is complementary to Kite's based on geography with approximately 43% of Inland Diversified's ABR generated from overlapping states • Provides entry into new, attractive markets such as Westchester (NY), Bayonne (NJ), Las Vegas (NV), Virginia Beach (VA) and Salt Lake City (UT); ~36% of Inland Diversified's ABR

1. Cap rate based on management's allocation of property management expenses.

KITE REALTY GROUP

3

Kite’s scalable platform provides for substantial G&A and operating synergies Total synergies of $17 - $19 million for the combined company Results in incremental operating expense of $6 - $8 million Elimination of external manager contracts results in significant cost savings Reduces Kite’s G&A load as a percentage of asset base and revenues Significantly reduces Kite’s development/redevelopment exposure as a percentage of asset base and reduces Indiana concentration from 27% to 13% of 2013 ABR Cost Savings & De-Risking Strong balance sheet positions the combined company for further growth Materially improves leverage, coverage and other credit metrics Net debt to adjusted EBITDA (1) expected to improve to approximately 6.5x from 7.3x post transaction, including the contemplated non-core asset sales Well-staggered debt maturity schedule Increased operating cash flow, lower leverage and low dividend payout ratio will support future dividend growth Substantial increase in public float and shareholder liquidity Larger, more diversified company with a flexible balance sheet should result in a lower cost of capital and a path to an investment grade rating Enhanced Balance Sheet, Liquidity & Cash Flow Financial Rationale Transaction represents a continuation of Kite’s strategy to strengthen its balance sheet, increase its liquidity profile, generate cost savings and further de-risk its business model ___________________________ 2. Kite calculates its Net Debt to Adjusted EBITDA ratio by taking Kite’s share of consolidated debt, after certain adjustments, and dividing that number by its prior quarter’s EBITDA annualized, after making certain adjustments thereto. Net Debt to Adjusted EBITDA, adjusted for the proposed transaction, assumes the assumption of Inland Diversified debt and repayment of certain of such debt as described herein, and uses projected 2014 EBITDA reflecting an assumed contribution thereto from the proposed transaction. Adjusted EBITDA, as calculated by Kite, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as Kite does. Transaction is expected to be neutral to 2014E FFO per share, after taking into account substantial deleveraging 4

Founded 2008 Number of Properties / Owned SF 57 / 10.2mm Number of Multifamily Properties / Units 3 / 444 Total Occupancy (Owned SF) 95.3% Shop Occupancy (Owned SF) 84.2% Avg. Remaining Lease Term 8.2 years Number of States 22 Enterprise Value (2) $2.1bn Net Debt / Enterprise Value (2) 38.0% Retail Diversification by ABR (1) Inland Diversified owns 57 high-quality shopping centers totaling 10.2 million square feet Select Assets Photos Summary Statistics (1) Inland Diversified – Company Overview ___________________________ Pro forma for the announced sale of the single-tenant portfolio to Realty Income. Includes the multifamily properties and securities portfolio. Based on the February 7, 2014 closing price of Kite of $6.15 and an exchange ratio of 1.707x. By Property Type By Geography Village Walk Fort Myers, FL Perimeter Woods Charlotte, NC The Landing Port St. Lucie, FL Crossings at Killingly Commons Killingly, CT 5

Inland Diversified – Strong Tenancy with Staggered Lease Maturities Retail Tenant Diversification Retail ABR Breakdown Retail Lease Expirations Wheatland Wheatland, TX (Dallas MSA) Mullins Crossing Evans, GA (Augusta MSA) University Town Center Norman, OK 6 Tenants S&P Rating % ABR Petsmart BB+ 3.1% Kohl's BBB+ 2.8% Ross Dress for Less A- 2.7% Publix n/a 2.7% Best Buy BB 2.5% Lowe's Home Centers A- 2.4% Michaels n/a 2.0% National Amusements n/a 1.9% Walgreens BBB 1.9% The Sports Authority n/a 1.8% Total 23.9%

Inland Diversified – Select Assets Location White Plains, NY (New York City MSA) Year Built 2004 Owned SF 365,905 SF Leased 100.0% ABR $25.95 PSF Average HHI (3 mi.) $112,579 2013 Population (3 mi.) 106,118 Major Tenants Shop Rite, Nordstrom Rack, National Amusements City Center Bayonne Crossing Property Highlights Grocery-anchored, trophy mixed-use property located in the heart of downtown High profile tenant mix including Toys“R”Us and New York Sports Club Shadow-anchored by a 154,241 SF Target store Location Bayonne, NJ (New York City MSA) Year Built 2010-2011 Owned SF 360,045 SF Leased 98.6% ABR $14.13 PSF Average HHI (3 mi.) $72,285 2013 Population (3 mi.) 178,619 Major Tenants Lowe’s, Wal-Mart, New York Sports Club Property Highlights Unique location just across the Hudson River from Manhattan Approximately 525,000 people within a 5-mile radius Within an Urban Enterprise Zone that gives patrons a 50% state sales tax discount 7

Inland Diversified – Select Assets (cont'd)

Centennial Center



Location	Las Vegas, NV
Year Built	2001-2011
Owned SF	857,831 SF
Leased	95.3%
ABR	$11.07 PSF
Average HHI (3 mi.)	$85,297
2013 Population (3 mi.)	100,458
Major Tenants	Wal-Mart, Sam's Club, Home Depot

Property Highlights

- Dominant regional center in Northwest Las Vegas
- One of six owned high-quality Las Vegas retail assets, which total 1.7 million owned SF
- Strong mix of anchor tenants including Michaels, Ross, OfficeMax and Petco
- Tourism volume of 40 million visitors in 2013 [1]

Landstown Commons



Location	Virginia Beach, VA
Year Built	2007
Owned SF	409,747 SF
Leased	92.0%
ABR	$19.02 PSF
Average HHI (3 mi.)	$70,068
2013 Population (3 mi.)	81,084
Major Tenants	Best Buy, Ross Dress for Less, Petsmart

Property Highlights

- Mix of restaurants and retail tenants in an area with strong military presence and tourism
- Half mile from the 72-acre Sentara Medical Complex and the Virginia Beach Amphitheater
- Across the street from the Virginia Beach Sportsplex
- Shadow-anchored by Kohl's

1. Source: Las Vegas Convention and Visitors Authority.

KITE REALTY GROUP

8

Inland Diversified – Select Assets (cont’d) Draper Peaks Miramar Square Location Miramar, FL (Fort Lauderdale MSA) Year Built 2008 Owned SF 238,334 SF Leased 85.6% ABR $18.36 PSF Average HHI (3 mi.) $60,022 2013 Population (3 mi.) 162,509 Major Tenants Kohl’s, Staples Property Highlights Includes recent addition of Miami Children’s Hospital’s fifth outpatient center Location Draper, UT (Salt Lake City MSA) Year Built 2005-2008 Owned SF 229,794 SF Leased 90.4% ABR $18.29 PSF Average HHI (3 mi.) $92,490 2013 Population (3 mi.) 78,688 Major Tenants Ross Dress for Less, Petco, Michaels, Office Depot Property Highlights Located in a well-established community, against the backdrop of the Wasatch Mountains Draper Crossing is located across the street Shadow-anchored by Kohl’s 9

57 131 Properties (2) Square Feet (2) Total Occupancy (3)(4) Number of States Total ABR ($ PSF) (4)(5) Average HHI (3 mi.) (4) 74 10.1 million 95.3% $13.14 $76,737 10.2 million 95.3% 22 $14.09 $70,842 20.3 million 95.3% 26 $13.66 $73,494 Pro Forma Equity Market Value (1) $0.8 billion $1.2 billion $2.1 billion Transaction Impact 13 2013 Population (3 mi.) (4) 49,003 66,980 58,893 ___________________________ Based on the February 7, 2014 closing price of Kite of $6.15 and an exchange ratio of 1.707x. Includes development and redevelopment and pro forma for Kite’s sale of 50th & 12th and Inland Diversified’s announced sale of its single-tenant portfolio to Realty Income. Occupancy based on owned square footage. Operating statistics exclude Kite’s two commercial properties. Kite excludes ground leases; Inland Diversified includes ground leases. Enterprise Value (1) $1.8 billion $2.1 billion $3.8 billion Shop Occupancy (3)(4) 85.5% 84.2% 84.9% Reflects a 15% increase in purchasing power 10

Geographic Diversification

Pro forma for the transaction, Kite will own 131 properties comprised of 20.3 million square feet across 26 states



WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
DC
DE
MD
NJ
CT
RI
MA
NH
VT
ME
Kite Assets
Grocery
Multi-Tenant
Commercial
Inland Diversified Assets
Grocery
Multi-Tenant
Kite Existing States
Kite New States

Portfolio by ABR (1)(2)



Commercial 2%
Grocery-Anchored 23%
Multi-Tenant 74%

Distribution by ABR (1)(2)(3)



Other 23%
FL 22%
IN 13%
TX 10%
NV 9%
NC 5%
NY 4%
OK 4%
GA 4%
AL 4%
VA 3%

Sources: Inland Diversified provided and Kite management as of 12/31/2013.

1. Includes development and redevelopment and pro forma for Kite's sale of 50th & 12th and Inland Diversified's announced sale of its single-tenant portfolio to Realty Income.
2. Kite excludes ground leases; Inland Diversified includes ground leases.
3. Excludes Kite's two commercial properties.

11

Strong Operating Metrics Portfolio Occupancy (1) Total ABR ($ PSF) (1) 2013 Population (000s) (1) ___________________________ 1. Includes development and redevelopment and pro forma for Kite’s sale of 50th & 12th and Inland Diversified’s announced sale of its single-tenant portfolio to Realty Income. High occupancy, improved annualized base rent and attractive demographics will continue to drive operating results 12

Pro Forma Top 10 Tenants (1) Pro Forma Tenant Profile Overview Large national retail brands Significant diversification with no tenant representing more than 4% of ABR Kite to build upon existing and new relationships to drive performance Considerable tenant overlap provides seamless transition for Kite management Strong tenant base provides stable cash flows The combined company will have a strong, diversified tenant base Includes development and redevelopment and pro forma for Kite’s sale of 50th & 12th and Inland Diversified’s announced sale of its single-tenant portfolio to Realty Income. 13 Tenants S&P Rating Kite Inland Diversified % PF ABR n/a x x 3.9% BB+ x x 2.7% A+ x x 2.2% A- x x 2.1% n/a x x 2.0% A- x x 1.9% BBB+ x x 1.8% n/a x x 1.7% BBB x x 1.7% BBB+ x 1.6% Total 21.6%

$1.2 billion of common stock issued to Inland Diversified shareholders Proceeds from the contracted sale of the net lease portfolio and additional non-core asset sales will be used to repay debt and delever the balance sheet Sources & Uses ___________________________ Note: As of December 31, 2013. Non-core asset sales include multifamily properties and securities portfolio. Repaid debt includes credit facility, margins payable account, multifamily debt and select property-level debt. Inland Diversified cash net of Inland Diversified’s transaction costs. Estimated transaction costs exclude Inland Diversified’s transaction costs. (In millions, except per share amounts) 100% stock consideration and an exchange ratio of 1.707x Sources Uses 14 Kite's Shares Issued to Inland Diversified 201 Share Price (As of 2/7/2014) $6.15 Issued Equity to Inland Diversified $1,237 Assumed Inland Diversified OPUs 69 Assumed Inland Diversified Debt 784 Est. Inland Diversified Non-Core Asset Sales (1) 95 Cash on Balance Sheet (3) 231 Total Sources $2,415 Inland Diversified Shares Outstanding 118 Purchase Price Per Share $10.50 Total Equity Purchase Price $1,237 Assumed Inland Diversified OPUs 69 Assumed Inland Diversified Debt 784 Repaid Debt (2) 301 Estimated Transaction Costs (4) 25 Total Uses $2,415

Transaction Value / Economics Transaction Value / Economics ___________________________ Note: As of December 31, 2013. Pro forma for Inland Diversified’s previously-announced sale of its triple net lease assets to Realty Income Corporation. Adjustments for the planned sale of Inland Diversified’s multifamily assets and portfolio of marketable securities. Inland cash on balance sheet used to repay selected Inland Diversified secured debt and transaction costs. Excess cash is used to repay Kite credit facility and transaction costs. Includes Kite’s allocation of a property management fee. Pending completion of the company’s GAAP purchase accounting analysis. (In millions, except per share amounts) Purchase price of $195 PSF represents a significant discount to replacement cost Attractive 6.6% 2014E cash cap rate (5) Transaction is expected to be neutral to 2014E FFO per share, after taking into account substantial deleveraging (6) 15 Transaction Value Transaction Value Expected Other After Non-Core Before Non-Core Non-Core Merger Asset Sales Asset Sales Asset Sales (2) Adjustments (3) and Merger (4) Kite Stock Price (as of 2/7/14) $6.15 $6.15 Exchange Ratio 1.707x 1.707x Offer Price per Inland Diversified Share $10.50 $10.50 Inland Diversified Shares Outstanding 117.810 117.810 Offer Value $1,237 $1,237 Secured Debt $989 ($24) ($181) $784 Revolving Credit Facility 53 (53) 0 Other Debt 10 (10) 0 Redeemable Operating Partnership Units 69 69 Less: Cash & Cash Equivalents (254) (1) (8) 204 (58) Inland Diversified Total Enterprise Value (TEV) at Offer Price $2,104 ($95) $2,032 Value of Operating Real Estate $2,030

Pro Forma Capitalization

The transaction reduces Kite's leverage (Net Debt / Adjusted EBITDA) to approximately 6.5x from 7.3x; assumes an exchange ratio of 1.707x

Pro Forma Capitalization

(In millions, except per share amounts)	Kite 12/31/2013	Inland Diversified 12/31/2013 [1]	Transaction Adjustments [2]	Pro Forma 12/31/2013
Common Equity				
Common Shares	131	118	83	332
OP Units	7	-	-	7
Total Common Shares and Units	**137**	**118**	**83**	**339**
Share Price (As of 2/7/2014)	$6.15	$10.50		$6.15
Equity Market Capitalization	**$845**	**$1,237**		**$2,082**
Redeemable Non-Controlling Interests	**$0**	**$69**		**$69**
Preferred Equity at Liquidation Value	**$103**	**$0**		**$103**
Debt				
Secured Debt [3] [4]	$478	$989	($206)	$1,262
Revolving Credit Facility / Term Loan	371	53	(85)	338
Other Debt [5]	(11)	10	(10)	(11)
Total Debt	**$838**	**$1,052**	**($301)**	**$1,589**
Less: Cash and Cash Equivalents	(18)	(254)	254	(18)
Net Debt	**$820**	**$799**		**$1,571**
Total Enterprise Value	**$1,768**	**$2,104**		**$3,824**

Note: As of December 31, 2013.
1. Pro forma for Inland Diversified's announced sale of its single-tenant portfolio to Realty Income Corporation.
2. Transaction adjustments include repayment of $33 million of Kite's credit facility.
3. Excludes net premiums on acquired debt.
4. Pro forma for Kite's sale of 50th & 12th and assumes debt extinguished.
5. Other debt for Kite includes partners' share of Fishers Station, Beacon Hill and Bayport Commons. Other debt for Inland Diversified includes margins payable.
6. Pro forma EBITDA-based leverage metrics excludes GAAP adjustments for the proposed transaction.
7. Includes adjustment for construction-related debt with no current NOI in the operating statements.
8. Kite calculates its Net Debt to Adjusted EBITDA ratio by taking Kite's share of consolidated debt, after certain adjustments, and dividing that number by its prior quarter's EBITDA annualized, after making certain adjustments thereto. Net Debt to Adjusted EBITDA, adjusted for the proposed transaction, assumes the assumption of Inland Diversified debt and repayment of certain of such debt as described herein, and uses projected 2014 EBITDA reflecting an assumed contribution thereto from the proposed transaction. Adjusted EBITDA, as calculated by Kite, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as Kite does.

Leverage

Net Debt / Adjusted EBITDA [6][7][8]



8.0x
7.0x
6.0x
5.0x
7.3x
6.5x
Kite
Pro Forma

Net Debt / Enterprise Value



50.0%
45.0%
40.0%
35.0%
30.0%
46.4%
41.1%
Kite
Pro Forma

KITE REALTY GROUP

16

Pro Forma Debt Maturity Schedule Pro Forma Debt Maturity Schedule A well-staggered debt maturity schedule provides the financial flexibility for Kite to execute its growth strategy ___________________________ Note: As of December 31, 2013. 17

Company Objectives & Strategy Company Objectives Lower leverage and conservative balance sheet provides financial flexibility Staggered debt maturity schedule minimizes refinancing risk Strong liquidity profile Establish path to investment grade rating and reduce overall cost of capital Create larger, best-in-class retail focused REIT Selectively cull combined portfolio and redeploy capital into higher quality, growth assets Establish position as a leading company in target markets Become a “must own” company for investors Expand and refine targeted markets and enhance asset quality to improve performance Generate efficiencies through the integration of operating procedures and systems Continue to utilize development and redevelopment expertise to drive growth Kite will continue to be focused on generating strong operational performance and maintaining a conservative capital structure to drive shareholder value Operational Strategy Financial Strategy 18

Compelling Investment Opportunity Unique opportunity to acquire a high-quality portfolio with a strong tenant base at an attractive valuation Greater geographic and tenant diversification Kite’s scalable platform and infrastructure will drive operating efficiencies and significant synergies 100% stock transaction results in a substantial reduction in leverage and enhanced financial flexibility Improved access to capital Increased ability to execute business plan Larger asset base and shareholder liquidity Cash flow stability and low payout ratios support future dividend growth Transformational acquisition that will create shareholder value Cobblestone Plaza Fort Lauderdale MSA, FL Eastern Beltway Las Vegas, NV Tarpon Bay Plaza Naples, FL 19

Appendix 20

Certain statements in this presentation that are not in the present or past tense or that discuss Kite’s and/or Inland Diversified’s expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project”, “should” or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon current beliefs as to the outcome and timing of future events. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Kite and Inland Diversified operate and beliefs of and assumptions made by their respective management, involve uncertainties that could significantly affect the financial results of Kite, Inland Diversified or the combined company. There can be no assurance that actual future developments affecting Kite, Inland Diversified or the combined company will be those anticipated by Kite or Inland Diversified. Examples of forward-looking statements include expectations as to the timing of the closing of this transaction and the anticipated property and security dispositions intended to be made by Kite and Inland Diversified, estimated cash capitalization rates, anticipated G&A and operating synergies, the anticipated impact of the merger on net debt ratios, credit ratings, cost of capital, projected 2014 fully diluted FFO, share of depreciation and amortization, reported FFO per share, projected net operating income, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of Kite or Inland Diversified) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets and interest rates; the demand for and market acceptance of either company’s properties for rental purposes; the ability of either company to enter into new leases or renewal leases on favorable terms; the amount and growth of either company’s expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions and competition in those areas where either company owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; the outcome of claims and litigation involving or affecting either company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; risks associated with acquisitions, including the integration of the combined companies’ businesses; risks associated with achieving expected revenue synergies or cost savings; risks associated with the companies’ ability to consummate Kite’s proposed acquisition of Inland Diversified and the timing of the closing of the proposed acquisition; and other risks and uncertainties detailed from time to time in Kite’s or Inland Diversified’s filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the business, financial condition, liquidity, cash flows and financial results of either company could differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Kite does not undertake to update forward-looking statements except as may be required by law. Forward-Looking Statements 21

Additional Information About the Proposed Transaction In connection with the proposed transaction, Kite expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Kite and Inland Diversified that also constitutes a prospectus of Kite, which joint proxy statement will be mailed or otherwise disseminated to Kite and Inland Diversified shareholders when it becomes available. Kite and Inland Diversified also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Kite and Inland Diversified with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Kite with the SEC will be available free of charge on Kite’s website at www.kiterealty.com or by contacting Kite Investor Relations at 317-577-5600 or by sending a written request to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204. Copies of the documents filed by Inland Diversified with the SEC will be available free of charge on Inland Diversified’s website at www.inlanddiversified.com. Kite and Inland Diversified and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Kite’s executive officers and directors in Kite’s definitive proxy statement filed with the SEC on April 8, 2013. You can find information about Inland Diversified’s executive officers and directors in Inland Diversified’s definitive proxy statement filed with the SEC on April 16, 2013. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Kite or Inland Diversified using the sources indicated above. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. 22